Exhibit 99.1

                     Bristol-Myers Squibb Company
                            P.O. Box 4000,
                Princeton, NJ 08543-4000 609/252-4000
                  Pharmaceuticals Consumer Products
                         Nutritional Products
                           Medical Devices



                                                 CONTACT:  Jane Kramer
                                                 (609) 252-5185/Office
                                                   (609) 448-2233/Home


          (New York, NY -- June 16, 1995) Bristol-Myers Squibb said that Federal Judge Sam C. Pointer made another in a series of reports about sampling of claims on the breast implant global settlement. See statement attached.

          The company will participate in discussions about a renegotiated global settlement on breast implant claims as the Judge requested. The company also said it will consider a reasonable compromise, but will not simply add more money to cover claims which have no medical basis.

          "We have great sympathy for any woman who is truly ill. But, extensive scientific evidence on breast implants clearly indicates that implants are not the cause of these health problems," the company stated.






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          Hello.  This is Ann Cochran, Claims Administrator.
This message, recorded on June 14th, takes about 6 or 7 minutes. A copy of this message can be downloaded by those with a computer communications program and modem by dialing 1-713-951-9420. A written copy can be requested by calling 1-800-600-0311.

          Settlement renegotiations, searching for ways to increase the funds provided for the Current Disease Compensation Program and exploring other possibilities for restructuring some aspects of the settlement, are continuing on almost a daily basis and have intensified in the light of Dow Corning's bankruptcy and the court's statistical study of claims under the Current Disease Compensation Program. The court has authorized the Claims Office to make available at this time the following information from its study:

          As of June 1, 1995, the Claims Office received over
440,000 registrations. Approximately 248,500 were filed by domestic class members by the September 16, 1994, deadline for making claims under the Current Disease Compensation Program. Based on an analysis of about 3,000 of these registrations, the court estimates that over 96,000 domestic registrants timely submitted a claim under the Current Disease Compensation Program with some supporting medical documentation.






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          Under the criteria provided in the existing
settlement, almost 20,000 of these domestic claims would likely be approved without any further documentation or supplementation, subject only to possible additional review under the procedures for fraud-detection. The court estimates that an additional 60,000 domestic claimants would, under the criteria of the existing settlement, be notified of "minor" deficiencies in their claims or supporting documentation, and would be given a period of time to correct these deficiencies in order to qualify under the Current Disease Compensation Program. Claims with minor deficiencies not timely corrected, together with the claims having more serious deficiencies, would be carried forward for consideration in later years under the Ongoing Disease Compensation Program.

          Although many anticipated some "racheting" (or reduction in grid amounts shown in the settlement notice), few expected the number of approved claims to be as high as these statistical estimates indicate. The court has concluded that a severe racheting of grid amounts will occur if current claims are evaluated under the existing criteria and if funding of the Current Disease Compensation Program remains at its present level, which is $1.2 billion. At this funding level, the court estimates that, if none of the






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minor deficiencies were corrected, the approved claims would be paid at approximately 12% to 16% of the amounts shown on the grid, depending on the disease and severity level approved. The court estimates that, if all minor deficiencies were corrected, these payment percentages would drop to less than 5% of the scheduled grid amounts. One would expect actual payment percentages for current claims to fall somewhere between these limits, depending on how many claims with minor deficiencies were timely corrected.

          As indicated, the parties are actively exploring various ways to provide a satisfactory settlement in the light of the large number of registrants and claimants. The court has concluded that these negotiations have a greater chance of success if further details from its statistical study are not made publicly available at this time. Therefore, in hope of enhancing a satisfactory settlement, the court has decided to delay publishing its study until after the parties have been given some additional time to pursue their negotiations.

          The Claims Office is continuing to devote its best
efforts to evaluate all current claims just as quickly as possible. We must examine individually each of the approximately 248,500 domestic registrations filed by September 16, 1994, and then - for the almost 100,000






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current domestic claims - we must carefully evaluate each claim and its supporting medical documentation, a process that, on average, takes about 1-1/2 to 2 hours per claim. We are also about to start reviewing the approximately 11,000 foreign registrations that might include timely current claims. To reduce the time needed to review almost 260,000 registrations and 100,000 claims, the Claims Office expects this week to finalize arrangements that will almost quadruple the number of persons involved in the review process. As earlier announced, we expect the review process to be completed in the first half of 1996, but we will be attempting to complete the reviews in less time if possible. The court has indicated that its decision concerning the contents of a second opt-out notice (or, indeed, whether the settlement should go forward at all) will be made in the next several months, taking into account the results of the settlement renegotiations, but without waiting for all claims to be reviewed. We appreciate very much the comments of those who have expressed their patience, their understanding, and their encouragement.